Exhibit 3.3
Secretary’s Certificate

Amendment to Second Amended and restated Bylaws

The undersigned hereby certifies that the undersigned is the duly elected, qualified and acting Secretary of Obagi Medical Products, Inc. (the  “Company”), and that on October 30, 2012 , at a duly called and held meeting of the Board of Directors (the “Board”) of the Company, the Board adopted the following amendment to the Company’s Second Amended and Restated Bylaws (the “Bylaws”):

Section 2.6(c) of the Bylaws shall be amended and restated in full to read as follows:

“(c)  Each director to be elected by the stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Article II, Section 2.1 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth business day before the Corporation first mails notice of the meeting to the stockholders (a “Contested Election”), each of the directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director.

For purposes of this Section 2.6, a “majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as votes cast as either “for” or “against” such director’s election).  In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors.  In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors.

Except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.”

Executed this 30th day of October 2012.

/s/ Laura B. Hunter
Laura B. Hunter, Secretary